                                                                    EXHIBIT 4.28

                              [English Translation]

                      TELECOMMUNICATIONS SERVICES AGREEMENT

This Agreement was entered into on 10 April 2002 in Taiyuan City, Shanxi Province, the People's Republic of China (hereinafter the "PRC") by and between:

Shanxi Mobile Communication Company Limited (hereinafter referred to as "PARTY A"), Address: 39 Shuan Ta Xi Jie, Taiyuan City

And

Shanxi Communications Service Company (hereinafter referred to as "PARTY B"),
Address: 39 Shuan Ta Xi Jie, Taiyuan City

WHEREAS:

1. Party A, a limited liability company duly established and in good standing under the laws of the PRC, has the legal right to engage in the construction of and investment in mobile telecommunications networks and operate mobile telecommunications and other telecommunications businesses;

2. Party B, a state-owned enterprise duly established and in good standing under the laws of the PRC, has the legal right to engage in telecommunications services and other related services;

3. To facilitate the development of its mobile telecommunications business and engage in standard production and operating activities, Party A requires certain telecommunications services from Party B;

4. Both parties wish to conclude fair and reasonable arrangements whereby Party B will render the relevant telecommunications services to Party A.

THEREFORE, this Agreement was concluded by and between Party A and Party B, on the basis of mutual and equitable benefit and after amicable consultation, on the following terms and conditions:

ARTICLE 1.        SERVICES SPECIFICATIONS AND BASIC PRINCIPLES

1.1 For the purpose of this Agreement, the "Telecommunications Services" means part or all of the following services rendered by Party B to Party A:

         (1) The construction of telecommunications facilities (exclusive of telecommunication lines and ducts construction);

         (2)      The maintenance of telecommunication lines;

         (3)      The utilization of supplied assets and materials.

1.2 As the Telecommunications Services are to be rendered by Party B to Party A for a consideration, Party B may charge reasonably on the basis of fair market principles for its services, and Party A shall make payment accordingly.

1.3 The terms on which Party B renders the Telecommunications Services to Party A shall not be inferior to those extended by Party B to any third party for the same or similar services.

1.4 If, without Party B's fault, Party B is unable to provide, or is unable to completely provide, the Telecommunications Services, Party B shall give notice to Party A in a timely manner, and shall use its best efforts to assist Party A to obtain the same or similar services from other channels.

1.5 The Telecommunications Services shall be rendered for such intended purposes as both parties may specify and shall conform to relevant state-mandated standards (if any).

1.6 Party B may delegate a third party (including its subsidiaries) to provide certain of the Telecommunications services specified under this agreement to Party A on behalf of Party B, subject to obtaining the prior written consent of Party A.

1.7 Should a breach of this Agreement by any party cause a loss to the other party, the breaching party shall be responsible for the payment of damages to the other party to compensate for the full amount of such loss. However, neither party shall be liable for any loss caused from force majeure.

1.8 Each party shall provide all reasonable and necessary further assistance to the other party during the course of the performance of this Agreement.

1.9 Additional terms of agreement on the Telecommunications Services are contained in the various appendices attached to this Agreement.

ARTICLE 2         PRICING PRINCIPLES AND PAYMENT

2.1 Service charges shall be determined according to the following principles:

         (1) If there are any prevailing state-mandated or local prices fixed by the state or local governments (as amended from time to time), such prices shall apply, or;

         (2) If there are any prevailing state-mandated or local prices fixed by the state or local governments (as amended from time to time), market prices negotiated and agreed upon by both parties shall apply.

         On basis of the above principles, the particular pricing and/or charging criteria hereunder are enclosed in the relevant appendices hereinto; the prices of the Telecommunications Services stipulated in the relevant official pricing documents as enclosed on the appendices hereinto are upper limits, and both parties shall sign the relevant services agreements on basis of market prices that do not exceed such upper limits.

2.2 The particular sum of the service charges hereunder shall be calculated according to such relevant PRC accounting standards as are applicable from time to time.

2.3 Party A shall make timely payment for the relevant services obtained from Party B, according to the pricing principles and standards provided for in this Agreement and its appendices.

2.4 Unless otherwise provided in the appendices to this Agreement, if Party A fails to make payment to Party B within such period as has been agreed upon by both parties, then Party A shall pay Party B a late payment penalty calculated at 0.05% of the unpaid amount, for each day of the late payment; if the late payment exceeds 60 days, Party B may give Party A written notice to terminate further services. If after 30 days of Party A's receipt of the written notice, Party A still has not paid the said service charges, then Party B may, without prejudice to any other rights and obligations already accrued or incurred to it under this Agreement, terminate the said services.

ARTICLE 3         TERM OF THIS AGREEMENT

3.1      This Agreement is valid until 31 December 2002.

3.2 Subject to compliance with applicable laws and regulations, this Agreement shall automatically be extended for a further year upon the expiration of this Agreement or the expiry of any extension hereof, unless Party A gives written notice to terminate this Agreement 60 days before such expiration.

ARTICLE 4         REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

4.1 Party A and Party B separately represent and warrant that this Agreement is valid and binding on both parties.

4.2 Party B shall ensure the recruitment of sufficient qualified employees to provide satisfactory telecommunications services stipulated under this Agreement.

4.3 Party B shall ensure that its employees are prepared to receive and provide sufficient instructions and explanations relating to the Telecommunications Services, and that the services are rendered with reasonable care and skill, such that the services can meet the standards required by Party A, and warrants that no harm will be caused to Party A by the acts or omissions of the Party B employees responsible for rendering the services.

4.4 Party A warrants that it will, in accordance with the provisions of this Agreement, accept the Telecommunications Services rendered by Party B and pay various charges, and that no harm will be caused to Party B by the acts or omissions of Party A.

ARTICLE 5         FORCE MAJEURE

5.1 If, due to a force majeure event, the occurrence of which is unpredictable and the consequences of which are unavoidable and insurmountable, either party is prevented from performing this Agreement or the relevant obligations under its appendices in accordance with the agreed provisions, the affected party shall immediately give notice to the other party, and shall, within 15 days, provide the relevant detailed information and valid documents of proof evidencing the grounds for non-performance, partial performance, or withheld performance of the relevant obligations under this Agreement or its appendices. Depending upon the extent to which the performance may be affected by the force majeure event, both parties shall discuss and agree whether or not to terminate, partially excuse, or delay the performance of the obligations concerned.

ARTICLE 6         CONFIDENTIALITY

6.1 Unless otherwise required by the relevant laws or supervisory and regulatory authorities, neither party shall provide or divulge to any other company, enterprise, organization or individual any information or data concerning the contents of this Agreement or relating to the business of the other party, unless the prior written consent of the other party has been obtained (and such consent shall not be unreasonably refused or withheld).

ARTICLE 7         ASSIGNMENT

7.1 Without the prior written consent of the other party, neither party may assign or delegate any right or obligation accruing to it under this Agreement.

ARTICLE 8         NO WAIVER

8.1 Unless otherwise provided by law, any failure to exercise, or delay in exercising any right, power or privilege to which a party is entitled under this Agreement shall not be construed as a waiver of such right, power, or privilege, and any partial exercise of such right, power, or privilege shall not prejudice the future exercise of such right, power, or privilege.

ARTICLE 9         NOTICE

9.1 Any notice related to this Agreement shall be made in writing and delivered in person, or by facsimile or post. Any notice shall be deemed to have been delivered at the time of handing over of the notice, if delivered in person; or at the time when the facsimile machine indicates that the facsimile has been sent, if delivered by facsimile; or on the fifth working day (not accounting statutory holidays) if delivered by post. Any notice is effective upon delivery.

9.2      The addresses for notices for both parties hereto are as follow:

Shanxi Mobile Communication Company            Shanxi Communications Service Company
Limited                                        Recipient: HAO Mengru
Recipient: LIU Ri Qi                           Correspondence address: 205 Bin Zhou Bei
Correspondence address: 39 Shuan Ta Xi         Road, Taiyuan City
Jie, Taiyuan City                              Post code: 030012
Post code: 030012                              Telephone: 13903510085
Telephone: 4093815                             Facsimile:
Facsimile: 4093805

ARTICLE 10        APPLICABLE LAWS AND DISPUTE SETTLEMENT

10.1 This Agreement shall be governed by, and interpreted and enforced in accordance with the laws of the PRC.

10.2 Any dispute between the parties relative to the validity, interpretation or performance of this Agreement shall be settled through amicable consultation. Should the parties fail to resolve the dispute within 30 days from the date of the occurrence of the dispute, then both parties agree that such dispute shall be submitted to Taiyuan City Arbitration Commission for arbitration in accordance with the then effective arbitration rules of that Commission. The arbitration award shall be final and binding on both parties. Except for the matter of dispute that is submitted for arbitration, all the remaining parts of this Agreement shall remain valid and effective during the arbitration.

ARTICLE 11        EFFECTIVENESS OF THE AGREEMENT AND MISCELLANEOUS

11.1 This Agreement shall be effective upon due execution by the legal persons or their authorized representatives of both parties and the affixation of their official seals.

11.2 Party B hereby confirms that Party A may convert into a wholly foreign-owned enterprise during the term of this Agreement without the need to seek the consent or confirmation from Party B before or after the conversion, and the rights and liabilities of Party A under this Agreement will not be affected or changed by such conversion of Party
         A. Party B will recognize the legal standing of the wholly foreign-owned enterprise to perform this Agreement.

11.3 Party A may terminate this Agreement if the following conditions are not satisfied. Upon the termination of this Agreement, with the exception of any rights and obligations accrued prior to such termination, the parties shall enjoy no further rights or bear any further obligation in relation to the Agreement or the termination thereof:

         (1) China Mobile (Hong Kong) Limited (hereinafter "CMHK") obtained waivers from the Stock Exchange of Hong Kong Limited (hereinafter the "SEHK") for transactions to be carried out under this Agreement which constitute "connected transactions" in accordance with the Listing Rules of the SEHK; and

         (2) the independent shareholders of CMHK, who are determined not to be "connected parties" in accordance with the Listing Rules of the SEHK, approve the relevant transactions.

11.4 The various appendices to this Agreement are constituent parts of this Agreement, and have equal effect as the main text of this Agreement. In the event of any discrepancy between the provisions of this Agreement's appendices and those of the main text of this Agreement, the former shall prevail.

11.5 Following discussion and agreement by both parties, this Agreement and its appendices may be amended or supplemented by both parties, and any amendment or supplement shall take effect after execution by the legal persons or their authorized representatives of both parties and after the affixation of the official seals.

11.6 This Agreement is severable. If any provision of this Agreement or its appendices are determined to be unlawful or unenforceable, the validity and enforcement of other provisions shall not be affected.

11.7 This Agreement is written in Chinese and executed in four (4) original counterparts, two of which shall be retained by each party. Each original counterpart has equal legal validity.

Shanxi Mobile Communication Company Limited

/s/  GAO Buwen
-------------------------------
Legal Representative or his/her
Authorized Representative

Shanxi Communications Service Company

/s/  WEI Dong
-------------------------------
Legal Representative or his/her
Authorized Representative

Appendix I: The Construction of Telecommunications Facilities (Exclusive of Telecommunication Lines and Ducts Construction);
Appendix II: The Maintenance of Telecommunications Lines;
Appendix III: The Utilization of Supplied Assets and Materials.

APPENDIX I

                THE CONSTRUCTION OF TELECOMMUNICATIONS FACILITIES
          (EXCLUSIVE OF TELECOMMUNICATION LINES AND DUCTS CONSTRUCTION)

1.       BASIC PRINCIPLES

1.1 Party B agrees to provide construction services (exclusive of lines and telecommunications ducts construction; same below) for the telecommunications works of Party A (including new construction works and extension works) under the terms and conditions of this Agreement.

1.2 Both parties shall, in accordance with the relevant laws, regulations and the procedures specified by the relevant regulatory authority of the industry, separately execute specific services agreement(s) in relation to the construction project and the number of projects, whereby such agreements will be incorporated into this Agreement as appendices.

1.3 Under the specific services agreement(s) executed according to the preceding section 1.2, the provision of, and the payment of relevant charges for, the concrete services shall be performed in accordance with the basic principles and relevant conditions stipulated in this Agreement.

1.4 Party A shall ensure that the particular construction project commissioned to Party B has obtained approval for project handling and that it timely collects the approval for commencement of work.

2.       STANDARD AND PAYMENT OF CHARGES

2.1 The basis for the pricing of the design fees and the pricing standard shall be performed in accordance with the provisions of the following documents: (1) Budget Quota of Integrated Wiring System for Buildings and Building Clusters and Budget Quota of Installation of Mobile Telecommunications Equipment (amended), (XinBuGui [2000] No. 904), promulgated in September 2000 by the Ministry of Information Industry;
         (2) Estimation, Budget Compilation and Expenses Quota of Telecommunications Construction Works, Budget Quota of Telecommunications Construction Works, First Volume (Telecommunications Equipment Works) (YouBu [1995] No. 626), by the former Ministry of Post and Telecommunications; (3) Type Classification Criteria of Telecommunications Construction Works, (YouBu [1995] No. 945), by the former Ministry of Post and Telecommunications. If the above documents are superceded by other government documents, then both parties shall use the newly issued government documents as the basis for pricing.

2.2 Both parties agree that, based on the service charges stipulated in the abovementioned section 2.1, such service charges are to be paid in the following manner:

         (1) Party A shall pay Party B a sum equivalent to 10% of the total service charges within 7 working days after both parties agree on each particular item of services and sign the specific services agreement(s) under the abovementioned section 1.2.

         (2) Party B shall, in accordance with the specific services agreement(s), regularly provide Party A with a statement on amount of work completed; Party A shall pay Party B a sum equivalent to 70% of the total service charges within 10 working days upon the completion of all works and after examination and verification that there is no error;

         (3) After the completion and verification and acceptance of the works, Party B shall, based on the time limit stipulated under the specific service agreement(s), provide Party A with works settlement documents; within 20 working days upon receipt of the works settlement documents and after undergoing auditing, Party A shall pay Party B the balance of the service charges in accordance with the results of the auditing.

2.3 After the execution of the specific services agreement(s), if the amount of the construction increases or decreases due to a change in the works project's design, then based on the actual amount of work actually provided by Party B, the service charge shall be adjusted in accordance with the pricing principles and criteria stipulated under this Agreement and the specific services agreement(s).

3.       QUALITY ASSURANCE

3.1 Both parties shall jointly study and discuss the construction project before the commencement of the various specific services. Before construction begins, Party B shall organize its staff to learn and get acquainted with the blueprints of the works design, and Party B shall develop construction proposals satisfactory to Party A, finish preparatory work for the commencement of construction, and document the process.

3.2 Party B shall complete particular telecommunications engineering project on scheduled under the specific services agreement(s) according to relevant construction procedures, and ensure that the quality conforms with relevant standards and regulations, secure normal operation of the telecommunications system or equipment, satisfy Party A's reasonable demands, and timely report to Party A on the progress of the relevant works.

3.3 If the service quality of Party B does not conform with the relevant standards and regulations, Party A may, in a reasonable manner and according to circumstances, reduce service charges payable to Party B.

3.4 Party A may regularly or randomly inspect the construction progress of Party B.

4.       EXAMINATION AND VERIFICATION OF CONSTRUCTION COMPLETION, AND
         MAINTENANCE

4.1 Party B shall notify Party A of the verification date by giving a written notice to this effect within 7 working days before the completion of each particular construction work; if Party A is unable to participate in the examination and verification as scheduled, Party A shall give prior notice to Party B and discuss with Party B to fix another examination and verification date.

4.2 If the completed construction work passes the examination and is accepted, Party B shall hand over the work to Party A within 10 working days after the date of examination and verification; if Party A is unable to take over the work in time, thereby causing losses to the completed work, then such losses shall be borne by Party A.

4.3 If any rework or repair and remedial work is found to be necessary on any part of the work during the examination and verification of the completed work, both parties shall, on acceptance, determine remedial measures and a time limit. Party B shall complete the remedial work by such a time limit, and then, on completion and after examination and acceptance, it shall be handed over to Party A. Any expenses thus incurred shall be borne by Party B.

4.4 Party B is responsible for maintaining the quality of the work and make repairs for a period of one year after the examination and verification of the completion of work. During the period of the abovementioned warranty, Party B is responsible for repairing any matters that are related to the quality of the work and caused by the construction, and Party B shall bear all the repairing charges. However, Party B shall take no responsibility for any loss caused by the quality defect of the equipment itself.

4.5 Party B shall be responsible for the repair or rework, without compensation, of work the construction quality of which does not conform to requirements. In case of any delay in delivery caused by repair or rework, Party B shall be liable to a delay penalty.

4.6 If Party B fails to complete as scheduled under the specific services agreement(s), then for each day withheld, Party B shall pay Party A a delay penalty at a rate equivalent to 0.3% of the total service charges stipulated under the specific services agreement(s).

APPENDIX II

                   THE MAINTENANCE OF TELECOMMUNICATION LINES

1.       BASIC PRINCIPLES

1.1 Party B agrees to provide telecommunication lines maintenance services to Party A in accordance with the terms and conditions under this Agreement.

1.2 Both parties shall, in accordance with the relevant laws, regulations and the procedures specified by the relevant regulatory authority of the industry, separately execute specific services agreement(s) in relation to specific telecommunication lines as appendices to this Agreement. In such services agreement(s), both parties shall specifically agree on matters such as the category, quantity, scope, maintaining areas of the telecommunication lines, etc.

1.3 Under the specific services agreement(s) executed according to the preceding section 1.2, the provision of, and the payment of relevant charges for, the concrete services shall be performed in accordance with the basic principles and relevant conditions stipulated in this Agreement.

1.4 The telecommunication lines maintenance services provided by Party B shall conform with the relevant regulations and standards in relation to manufacturing safety and technology quality stipulated by the relevant authorities.

1.5 Party A shall provide reasonable and necessary assistance for Party B to perform the relevant maintenance services under the appendices of this Agreement.

2.       MAINTENANCE SERVICE CHARGES AND PAYMENT

2.1 The basis for the pricing of the maintenance services and the pricing standard shall be performed in accordance with the relevant provisions of the Tariff Manual of Posts and Telecommunications issued in 1999 by the Ministry of Information Industry. If the above pricing document is superceded by other government documents, then both parties shall use the newly issued government documents as the basis for pricing.

2.2 The maintenance fees shall be paid monthly. The payment time is within ten (10) day of next month. The amount of advance payment for the maintenance fees shall be calculated based on the relevant standards stated in the preceding section 2.1 and depend on the numbers of telecommunication lines that Party B is responsible for maintaining.

2.3 Party B shall bear the relevant expenses for low-value and easily-worn items, tools, vehicles, transportation fees and personnel fee incurred in providing the maintenance services, while Party A shall bear the relevant expenses for back-up items, spare parts, fees for emergency repair main material and manufacturers supporting fees.

2.4 Both parties shall verify the settlement of maintenance service charges every three (3) months, that is to say, within five (5) working days after the end of each quarter, the verification for the settlement of maintenance service charges for that period shall be conducted. After the confirmation of settlement of the maintenance service charges, any surplus shall be refunded and any shortfall made good.

3.       QUALITY ASSURANCE

3.1 Both parties shall jointly test, inspect, confirm, and record and file, the quality status of the telecommunication lines before the commencement of the maintenance services.

3.2 Party B shall maintain the telecommunication lines according to the relevant maintenance procedures and maintenance areas of the telecommunication lines specified under this Appendix, and ensure that the quality conforms with relevant standards and regulations, ensure normal operation of the telecommunication lines, satisfy Party A's reasonable demands, and timely provide Party A with the relevant statements and data.

3.3 Party A has the right to regularly or irregularly inspect the quality of Party B's maintenance services. If Party B fails to complete the maintenance services in accordance with the relevant maintenance procedures of the State and the provisions under this Appendix, and the quality of the maintenance does not conform with Party A's requirements, the maintenance fees for the current period may be deducted at Party A's discretion. If Party B fails to provide Party A with the relevant statements and data in a timely manner or the said statements and data are inaccurate and incomplete, the maintenance fees for the current period may be deducted at Party A's discretion.

3.4 If mismanagement or improper maintenance of Party B or third parties entrusted by Party B causes damage to telecommunication lines equipment or causes the equipment to be unusable or causes the equipment to be working abnormally, then Party B shall bear all direct losses of the damaged equipment, and Party A has the right to deduct from the maintenance service charges that is payable by Party A a sum of money equivalent to the losses as confirmed by both parties.

3.5 Party B shall bear full responsibility for any loss to third parties or to the maintenance personnel resulting from Party B's maintenance problems.

         APPENDIX III

                THE UTILIZATION OF SUPPLIED ASSETS AND MATERIALS

1.       PROPERTY USE AND FUNCTION

1.1 Party B agrees to provide to Party A a number of premises of its own ("Proprietary Property") and premises of a third party with the use right (the "Third Party's Property"), in accordance with the requirements stated by Party A from time to time.

         Among the premises used by Party A when this Agreement is signed, the list of self owned premises of Party B is stated in Schedule 1 to this appendix, while the list of third party's premises is stated in
         Schedule 2 to this appendix.

         Party A may, during the term of this Agreement, demand to increase or decrease the number of the premises in accordance with Party A's operational needs, and Party B shall satisfy such requirements as practicable as possible.

1.2 Party A shall use the premises as mentioned in section 1.1 for such legal purposes as offices, retail outlets, and for operation.

2.       LEASING FEE AND ITS PAYMENT

2.1 For uses of Party B's abovementioned Proprietary Property by Party A, Party A shall pay a leasing fee according to market rental value (real estate management fee included). Specific leasing fees stipulated in accordance with such principles are stated in the Schedule 1 to this appendix.

2.2 For uses of the abovementioned Third Party's Property by Party A, Party A shall only need to pay such leasing fee as was actually paid by Party B to the third party (such royalty is subject to Party A's prior review and confirmation) as well as taxes and levies stipulated by the government. Party B shall not demand any other charges from Party A.

2.3 Party A shall verify the number of premises by March 15th and September 15th each year and pay the leasing fee for the first half year and the second half year by March 25th and September 25th, respectively, of the current year.

2.4 For arrears in royalty payment by Party A, an overdue penalty equivalent to 0.03% of the arrears shall be paid by Party A to Party B for each day of arrears.

2.5 Party B shall be liable for all taxes related to the Party B's Proprietary Property that is used by Party A.

3.       REPRESENTATIONS AND WARRANTIES

3.1 Party B warrants that it has the right to provide the abovementioned Proprietary Property and Third Party's Property for Party A's use. If the property right and /or use right vested in the abovementioned property are challenged and, for any reason and in any circumstances, thereby causing Party A's rights of use under this appendix to be incapable of being realized or suffer other losses, then Party B agrees to bear responsibility and compensate Party A for all the direct monetary losses caused to Party A.

3.2 Party A warrants that Party A will compensate Party B for all the direct monetary losses incurred by Party B arising from any damage to or loss of the abovementioned properties caused by Party A.